                                                               Exhibit 12

                               Schedule of
                         Earnings to Fixed Charges


                                                                                  Six Months Ended
                                       Year Ended December 31,                  --------------------
                             -------------------------------------------------   June 28,    June 27,
                             1993       1994       1995       1996       1997      1997        1998
                             ----       ----       ----       ----       ----      ----        ----
                              (Dollars in millions, except ratios)            (Unaudited) (Unaudited)

Earnings were calculated
  as follows:
  Income before provision
    for income taxes       $ (19.6)   $ (99.1)   $ (87.6)   $ (28.9)   $ 18.5      $ 2.7      $(8.1)
  Add: Fixed charges          26.7       28.2       30.6       18.6      16.5        8.0        7.8
                           -------    -------    -------    -------     -----      -----      -----
Earnings                       7.1      (70.9)     (57.0)     (10.3)     35.0       10.7       (0.3)
                           -------    -------    -------    -------     -----      -----      -----

Fixed Charges were calculated
  as follows:
  Interest expense, net       23.0       24.6       22.7       16.9      15.2        7.3        7.1
  Amortization of deferred
    financing costs              -          -        5.2          -         -          -          -
  Portion of rental
    attributable to interest   3.7        3.6        2.7        1.7       1.3        0.7        0.7
                           -------    -------    -------    -------     -----      -----      -----
  Fixed charges            $  26.7    $  28.2    $ 30.6     $  18.6    $ 16.5      $ 8.0      $ 7.8
                           -------    -------    -------    -------     -----      -----      -----

Ratio of earnings to fixed
  charges                        -          -        -           -         2.1       1.3          -

Deficiency                 $ (19.6)    $ (99.1)  $ (87.6)   $ (28.9)                           (8.1)
